Exhibit 99.1

News Release

Nucor Reports Results for the Second Quarter of 2024

Second Quarter of 2024 Highlights

•	Net earnings attributable to Nucor stockholders of $645.2 million, or $2.68 per diluted share.

•	Net sales of $8.08 billion.

•	Net earnings before noncontrolling interests of $712.1 million; EBITDA of $1.23 billion.

CHARLOTTE, N.C. – July 22, 2024 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $645.2 million, or $2.68 per diluted share, for the second quarter of 2024. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $844.8 million, or $3.46 per diluted share, for the first quarter of 2024 and $1.46 billion, or $5.81 per diluted share, for the second quarter of 2023.

In the first six months of 2024, Nucor reported consolidated net earnings attributable to Nucor stockholders of $1.49 billion, or $6.14 per diluted share, compared with consolidated net earnings attributable to Nucor stockholders of $2.60 billion, or $10.26 per diluted share, in the first six months of 2023.

“While market conditions have softened compared to recent record-setting years, Nucor remains focused on its long-term growth strategy and has returned more than $1.7 billion to investors through June,” said Leon Topalian, Nucor’s Chair, President and Chief Executive Officer.

“Nucor’s strategy to grow our core steelmaking operations and expand into steel-adjacent downstream markets positions the company to create attractive shareholder value and improve the company’s through-cycle earnings profile. I am incredibly proud of the 32,000 men and women of Nucor who are executing this growth plan while achieving the safest start to any year in Nucor’s history.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the second quarter and first six months of 2024 and 2023 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Steel mills	$645,315	$1,403,547	$1,747,566	$2,241,935
Steel products	441,391	1,010,789	952,950	1,981,591
Raw materials	39,396	138,411	48,977	196,551
Corporate/eliminations	(227,939)	(502,965)	(625,989)	(773,511)

	$898,163	$2,049,782	$2,123,504	$3,646,566

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

Financial Review

Nucor’s consolidated net sales decreased 1% to $8.08 billion in the second quarter of 2024 compared with $8.14 billion in the first quarter of 2024 and decreased 15% compared with $9.52 billion in the second quarter of 2023. Average sales price per ton in the second quarter of 2024 decreased 2% compared with the first quarter of 2024 and decreased 11% compared with the second quarter of 2023. A total of approximately 6,289,000 tons were shipped to outside customers in the second quarter of 2024, a 1% increase compared with the first quarter of 2024 and a 5% decrease compared with the second quarter of 2023. Total steel mill shipments in the second quarter of 2024 were comparable to the first quarter of 2024 and decreased 2% as compared to the second quarter of 2023. Steel mill shipments to internal customers represented 21% of total steel mill shipments in the second quarter of 2024, compared with 21% in the first quarter of 2024 and 20% in the second quarter of 2023. Downstream steel product shipments to outside customers in the second quarter of 2024 increased 11% compared with the first quarter of 2024 and decreased 10% compared with the second quarter of 2023.

In the first six months of 2024, Nucor’s consolidated net sales of $16.21 billion decreased 11% compared with consolidated net sales of $18.23 billion reported in the first six months of 2023. Total tons shipped to outside customers in the first six months of 2024 were approximately 12,513,000 tons, a decrease of 4% compared with the first six months of 2023, and the average sales price per ton in the first six months of 2024 decreased 7% compared with the first six months of 2023.

The average scrap and scrap substitute cost per gross ton used in the second quarter of 2024 was $396, a 6% decrease compared to $421 in the first quarter of 2024 and a 13% decrease compared to $455 in the second quarter of 2023. The average scrap and scrap substitute cost per gross ton used in the first six months of 2024 was $409, a 6% decrease compared to $435 in the first six months of 2023.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $137 million, or $0.43 per diluted share, in the second quarter of 2024, compared with approximately $125 million, or $0.39 per diluted share, in the first quarter of 2024 and approximately $90 million, or $0.27 per diluted share, in the second quarter of 2023.

In the first six months of 2024, pre-operating and start-up costs related to the Company’s growth projects were approximately $262 million, or $0.82 per diluted share, compared with approximately $172 million, or $0.52 per diluted share, in the first six months of 2023.

Overall operating rates at the Company’s steel mills decreased to 75% in the second quarter of 2024 as compared to 82% in the first quarter of 2024 and 84% in the second quarter of 2023. Operating rates in the first six months of 2024 decreased to 79% as compared to 82% in the first six months of 2023.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

Financial Strength

At the end of the second quarter of 2024, we had $5.43 billion in cash and cash equivalents and short-term investments on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit ratings in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s and Fitch Ratings and a positive outlook at Moody’s.

Commitment to Returning Capital to Stockholders

During the second quarter of 2024, Nucor repurchased approximately 2.9 million shares of its common stock at an average price of $170.70 per share (approximately 8.5 million shares during the first six months of 2024 at an average price of $177.30 per share). As of June 29, 2024, Nucor had approximately $1.82 billion remaining authorized and available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On June 6, 2024, Nucor’s Board of Directors declared a cash dividend of $0.54 per share. This cash dividend is payable on August 9, 2024, to stockholders of record as of June 28, 2024, and is Nucor’s 205th consecutive quarterly cash dividend.

Second Quarter of 2024 Analysis

The largest driver of the decrease in earnings in the second quarter of 2024 as compared to the first quarter of 2024 was the decreased earnings of the steel mills segment, primarily due to lower average selling prices, and, to a lesser extent, decreased volumes. The steel products segment had decreased earnings in the second quarter of 2024 as compared to the first quarter of 2024 due to lower average selling prices, partially offset by increased volumes. Earnings in the raw materials segment increased in the second quarter of 2024 as compared to the first quarter of 2024 due to the increased profitability of our direct reduced iron facilities.

Third Quarter of 2024 Outlook

We expect earnings in the third quarter of 2024 to decrease compared to the second quarter of 2024. The largest driver for the expected decrease in earnings in the third quarter of 2024 is the expected decrease in earnings of the steel mills segment, primarily due to lower average selling prices. We expect earnings in the steel products segment to decrease in the third quarter of 2024 as compared to the second quarter of 2024 due to lower average selling prices. The earnings of the raw materials segment are expected to decrease in the third quarter of 2024 as compared to the second quarter of 2024.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s second quarter results on July 23, 2024 at 10:00 a.m. Eastern Time. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website. A playback of the webcast will be posted to the same site within one day of the live event.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest (income) expense, net; provision for income taxes; depreciation; and amortization. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measure of EBITDA in this news release because it considers it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of any pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2023. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries – Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	June 29, 2024	July 1, 2023	Percent Change	June 29, 2024	July 1, 2023	Percent Change
Steel mills total shipments:
Sheet	2,869	2,786	3%	5,843	5,605	4%
Bars	2,005	2,122	-6%	3,917	4,291	-9%
Structural	512	505	1%	1,062	1,041	2%
Plate	448	520	-14%	860	974	-12%
Other	33	46	-28%	75	103	-27%

	5,867	5,979	-2%	11,757	12,014	-2%

Sales tons to outside customers:
Steel mills	4,617	4,774	-3%	9,293	9,578	-3%
Joist	103	142	-27%	202	277	-27%
Deck	82	107	-23%	163	206	-21%
Cold finished	96	112	-14%	195	229	-15%
Rebar fabrication products	265	332	-20%	503	611	-18%
Piling	158	113	40%	256	214	20%
Tubular products	214	239	-10%	422	514	-18%
Other steel products	156	148	5%	298	283	5%
Raw materials	598	621	-4%	1,181	1,119	6%

	6,289	6,588	-5%	12,513	13,031	-4%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$8,077,172	$9,523,256	$16,214,255	$18,233,236

Costs, expenses and other:
Cost of products sold	6,883,117	7,021,582	13,497,020	13,733,360
Marketing, administrative and other expenses	307,230	453,388	652,625	843,283
Equity in earnings of unconsolidated affiliates	(9,032)	(6,094)	(18,801)	(4,754)
Interest (income) expense, net	(2,306)	4,598	(40,093)	14,781

	7,179,009	7,473,474	14,090,751	14,586,670

Earnings before income taxes and noncontrolling interests	898,163	2,049,782	2,123,504	3,646,566
Provision for income taxes	186,020	462,707	452,399	827,862

Net earnings before noncontrolling interests	712,143	1,587,075	1,671,105	2,818,704
Earnings attributable to noncontrolling interests	66,926	125,721	181,047	220,808

Net earnings attributable to Nucor stockholders	$645,217	$1,461,354	$1,490,058	$2,597,896

Net earnings per share:
Basic	$2.68	$5.82	$6.15	$10.28
Diluted	$2.68	$5.81	$6.14	$10.26
Average shares outstanding:
Basic	239,580	250,144	241,329	251,876
Diluted	239,935	250,524	241,528	252,334

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 29, 2024	Dec. 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$4,638,978	$6,383,298
Short-term investments	795,180	747,479
Accounts receivable, net	3,113,079	2,953,311
Inventories, net	5,255,843	5,577,758
Other current assets	455,042	724,012

Total current assets	14,258,122	16,385,858
Property, plant and equipment, net	11,999,189	11,049,767
Restricted cash and cash equivalents	—	3,494
Goodwill	4,000,144	3,968,847
Other intangible assets, net	3,051,479	3,108,015
Other assets	876,291	824,518

Total assets	$34,185,225	$35,340,499

LIABILITIES
Current liabilities:
Short-term debt	$168,510	$119,211
Current portion of long-term debt and finance lease obligations	1,075,203	74,102
Accounts payable	1,744,657	2,020,289
Salaries, wages and related accruals	857,481	1,326,390
Accrued expenses and other current liabilities	1,019,410	1,054,517

Total current liabilities	4,865,261	4,594,509
Long-term debt and finance lease obligations due after one year	5,648,555	6,648,873
Deferred credits and other liabilities	1,898,901	1,973,363

Total liabilities	12,412,717	13,216,745

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,189,371	2,176,243
Retained earnings	29,991,834	28,762,045
Accumulated other comprehensive loss, net of income taxes	(177,638)	(162,072)
Treasury stock	(11,432,103)	(9,987,643)

Total Nucor stockholders’ equity	20,723,525	20,940,634
Noncontrolling interests	1,048,983	1,183,120

Total equity	21,772,508	22,123,754

Total liabilities and equity	$34,185,225	$35,340,499

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months (26 Weeks) Ended
	June 29, 2024	July 1, 2023
Operating activities:
Net earnings before noncontrolling interests	$1,671,105	$2,818,704
Adjustments:
Depreciation	527,626	448,836
Amortization	119,850	117,231
Stock-based compensation	82,725	83,587
Deferred income taxes	(77,611)	(44,609)
Distributions from affiliates	7,877	18,621
Equity in earnings of unconsolidated affiliates	(18,801)	(4,754)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(153,856)	(270,314)
Inventories	333,247	(174,437)
Accounts payable	(314,761)	242,071
Federal income taxes	132,931	396,341
Salaries, wages and related accruals	(426,098)	(573,993)
Other operating activities	60,697	70,313

Cash provided by operating activities	1,944,931	3,127,597

Investing activities:
Capital expenditures	(1,471,234)	(1,057,086)
Investment in and advances to affiliates	(79)	(35,078)
Disposition of plant and equipment	9,530	5,289
Acquisitions (net of cash acquired)	(108,943)	—
Purchases of investments	(886,892)	(701,639)
Proceeds from the sale of investments	855,965	408,854
Other investing activities	1,324	—

Cash used in investing activities	(1,600,329)	(1,379,660)

Financing activities:
Net change in short-term debt	49,299	(15,742)
Repayment of long-term debt	(5,000)	(5,000)
Proceeds from exercise of stock options	3,357	7,123
Payment of tax withholdings on certain stock-based compensation	(47,018)	(42,120)
Distributions to noncontrolling interests	(315,189)	(388,771)
Cash dividends	(264,367)	(259,894)
Acquisition of treasury stock	(1,501,283)	(876,698)
Other financing activities	(7,065)	(8,296)

Cash used in financing activities	(2,087,266)	(1,589,398)

Effect of exchange rate changes on cash	(5,150)	3,469

Increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(1,747,814)	162,008
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	6,386,792	4,361,220

Cash and cash equivalents and restricted cash and cash equivalents - end of six months	$4,638,978	$4,523,228

Non-cash investing activity:
Change in accrued plant and equipment purchases	$37,106	$(36,580)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Second Quarter of 2024 (Continued)

Non-GAAP Financial Measures
Reconciliation of EBITDA (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended		6 Months (26 Weeks) Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net earnings before noncontrolling interests	$712,143	$1,587,075	$1,671,105	$2,818,704
Depreciation	270,688	227,747	527,626	448,836
Amortization	61,167	58,462	119,850	117,231
Interest (income) expense, net	(2,306)	4,598	(40,093)	14,781
Provision for income taxes	186,020	462,707	452,399	827,862

EBITDA	$1,227,712	$2,340,589	$2,730,887	$4,227,414

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com